141 Mt. Bethel Road

Warren, NJ 07059

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 17, 2007

TO THE STOCKHOLDERS:

The Annual Meeting of Stockholders of ANADIGICS, Inc., a Delaware corporation (“ANADIGICS”), will be held on May 17, 2007 at 10:00 o’clock a.m. (E.S.T.), at the Somerset Hills Hotel, 200 Liberty Corner Road (Route 525), Warren, New Jersey 07059, for the purpose of considering and acting upon the following:

1)	The election of three Class III Directors of ANADIGICS to hold office until 2010.

2)	To approve an amendment to the Amended and Restated 2005 Long Term Incentive and Share Award Plan to increase the maximum number of shares issuable thereunder from 5,450,000 to 6,450,000.

3)	The ratification of the appointment of J.H. Cohn LLP as independent registered public accountants of ANADIGICS for the fiscal year ending December 31, 2007.

4)	The transaction of such other business as may properly be brought before the meeting or any adjournment thereof.

Only stockholders of record at the close of business on April 2, 2007 are entitled to notice of and to vote at the Annual Meeting of Stockholders and any adjournment or postponement thereof. Admission to the Annual Meeting will be by ticket only. If you are a registered stockholder planning to attend the meeting, please check the appropriate box on the proxy card (“the Proxy”) and retain the bottom portion of the card as your admission ticket. If your shares are held through an intermediary such as a bank or broker, follow the instructions in the Proxy Statement to obtain a ticket. For at least ten (10) days prior to the Annual Meeting, a list of stockholders entitled to vote at the Annual Meeting will be open for the examination of any stockholder, for any purpose germane to the Annual Meeting, during ordinary business hours at the office of ANADIGICS.

Stockholders are cordially invited to attend the Annual Meeting. However, whether or not a stockholder plans to attend, each stockholder is urged to sign, date, and return promptly the enclosed Proxy in the accompanying envelope.

The Annual Report, Proxy Statement and Proxy are enclosed with this notice and were mailed from New York, NY on or about April 17, 2007.

By order of the Board of Directors,

/s/ Thomas C. Shields

Secretary

IMPORTANT: Please sign, date, and return the enclosed Proxy immediately whether or not you plan to attend the meeting. A return envelope, which requires no postage if mailed in the United States, is enclosed for that purpose.

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ANADIGICS

141 Mt. Bethel Road

Warren, NJ 07059

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

SOLICITATION OF PROXIES

This Proxy Statement, which is being mailed to stockholders on or about April 17, 2007, is furnished in connection with the solicitation by the Board of Directors of ANADIGICS, Inc., a Delaware corporation (“ANADIGICS” or the “Company”), of proxies for use at its Annual Meeting of Stockholders to be held on Thursday, May 17, 2007, at 10:00 o’clock a.m. (E.S.T.), at the Somerset Hills Hotel, 200 Liberty Corner Road (Route 525), Warren, New Jersey 07059, and at any adjournment of the Annual Meeting.

Attendance at the Annual Meeting will be limited to stockholders of record as of the close of business on April 2, 2007, their authorized representatives and guests of the Company. Admission will be by ticket only. For registered stockholders, the bottom portion of the proxy card enclosed with the Proxy Statement is their Annual Meeting ticket. Beneficial owners with shares held through an intermediary, such as a bank or broker, should request tickets in writing from Investor Relations, ANADIGICS, Inc., 141 Mt. Bethel Road, Warren, New Jersey 07059, and include proof of ownership, such as a bank or brokerage firm account statement or a letter from the broker, trustee, bank or nominee holding their stock, confirming beneficial ownership. Stockholders who do not obtain tickets in advance may obtain them upon verification of ownership at the Registration Desk on the day of the Annual Meeting. Admission to the Annual Meeting will be facilitated if tickets are obtained in advance. Tickets may be issued to others at the discretion of the Company.

At the Annual Meeting, stockholders will be asked to (i) elect three Class III Directors, (ii) approve an amendment to the Amended and Restated 2005 Long Term Incentive and Share Award Plan (the “2005 Plan”) to increase the number of shares issuable thereunder from 5,450,000 to 6,450,000 and (iii) ratify the appointment of the Company’s independent registered public accounting firm. Because many of our stockholders are unable to personally attend the Annual Meeting, the Board of Directors solicits the enclosed proxy so that each stockholder is given an opportunity to vote. This proxy enables each stockholder to vote on all matters which are scheduled to come before the meeting. When the proxy card is returned properly executed, the stockholder’s shares will be voted according to the stockholder’s directions. Stockholders are urged to specify their choices by marking the appropriate boxes on the enclosed proxy card. If no choice has been specified, the shares will be voted (i) FOR the election of the Director−nominees listed below, (ii) FOR the amendment of the 2005 Plan, and (iii) FOR the ratification of the appointment of J.H. Cohn LLP as the independent registered public accounting firm. Proxies marked as abstaining (including proxies containing broker non−votes) on any matter to be acted upon by the stockholders will be treated as present at the meeting for purposes of determining a quorum but will not be counted as votes cast on such matters.

The Board of Directors knows of no other business that will be presented at the Annual Meeting. If, however, other matters are properly presented, the persons named in the enclosed proxy will vote the shares represented thereby in accordance with their judgment on such matters.

A proxy may be revoked by giving the Secretary of ANADIGICS written notice of revocation at any time before the voting of the shares represented by the proxy. A stockholder who attends the meeting may cancel a proxy at the meeting.

ANNUAL MEETING QUORUM REQUIREMENTS

The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), entitled to vote (exclusive of shares held by or for the account of the Company) is necessary to constitute a quorum at the Annual Meeting of Stockholders. Abstentions and broker non−votes shall be counted for purposes of determining whether a quorum is present. Only holders of record of Common Stock at the close of business on April 2, 2007, the record date, are entitled to notice of and to vote at the Annual Meeting of Stockholders and any adjournment or postponement thereof.

As of April 2, 2007 the Company had issued and outstanding approximately 58,851,821 shares of Common Stock. Each share of Common Stock entitles the holder to one vote upon each matter to be voted upon.

Principal Stockholders and Share Ownership by Management and Directors

The following table sets forth as of April 2, 2007 certain information about beneficial stock ownership of (i) each person or entity we know to be the beneficial owner of more than five percent of our Common Stock, (ii) each Director (iii) the executive officers named in the Summary Compensation Table, infra, and (iv) all Directors and executive officers as a group. Unless specifically stated in the footnotes below, each executive officer and Director listed below has sole voting and investment power as to the shares of common stock listed beside his name.

In addition, unless otherwise indicated, the address of each beneficial owner listed is c/o ANADIGICS, Inc. 141 Mt. Bethel Road, Warren, New Jersey 07059.

Name	Common Stock Beneficially Owned		% Beneficial Ownership**
Chilton Investment Company LLC 1266 East Main Street, 7th Floor Stamford, CT 06902	4,191,853	(1)	7.1%
FMR Corp. 82 Devonshire Street Boston, MA 02109	6,156,914	(2)	10.5%
Lord, Abbett & Co. LLC 90 Hudson Street Jersey City, NJ 07302	6,299,574	(3)	10.7%
Paul Bachow	172,410	(4)	*
Bami Bastani	1,389,093	(5)	2.3%
Charles Huang	850,375	(6)	1.4%
Garry McGuire	57,246	(7)	*
Harry Rein	165,246	(8)	*
Ronald Rosenzweig	454,047	(9)	*
Thomas C. Shields	396,409	(10)	*
Lewis Solomon	165,246	(11)	*
Dennis Strigl	154,746	(12)	*
All Directors and executive officers as a group	3,804,818		6.2%

(1)
This information is based on Amendment No. 1 of the Schedule 13G filed with the Securities and Exchange Commission (the “Commission”) on February 14, 2007 by Chilton Investment Company, LLC. Chilton Investment Company, LLC reported having sole voting power and sole dispositive power with respect to 4,191,853 shares.

(2)
This information is based on the Schedule 13G filed with the Commission on March 12, 2007 by FMR Corp. FMR Corp. reported having sole voting power with respect to 339,550 shares and sole dispositive power with respect to 6,156,914 shares.

(3)
This information is based on Amendment No. 3 of the Schedule 13G filed with the Commission on March 9, 2007 by Lord, Abbett & Co. LLC. Lord, Abbett & Co. LLC reported having sole voting power with respect to 5,928,674 shares and sole dispositive power with respect to 6,299,574 shares.

(4)	Includes 93,000 shares of Common Stock issuable pursuant to options, currently exercisable or exercisable within 60 days.

(5)	Includes 841,668 shares of Common Stock issuable pursuant to options, currently exercisable or exercisable within 60 days.

(6)	Includes 335,000 shares of Common Stock issuable pursuant to options, currently exercisable or exercisable within 60 days.

(7)	Includes 30,000 shares of Common Stock issuable pursuant to options, currently exercisable or exercisable within 60 days

(8)	Includes 138,000 shares of Common Stock issuable pursuant to options, currently exercisable or exercisable within 60 days.

(9)	Includes 257,750 shares of Common Stock issuable pursuant to options, currently exercisable or exercisable within 60 days.

(10)	Includes 166,251 shares of Common Stock issuable pursuant to options, currently exercisable or exercisable within 60 days.

(11)	Includes 138,000 shares of Common Stock issuable pursuant to options, currently exercisable or exercisable within 60 days.

(12)	Includes 127,500 shares of Common Stock issuable pursuant to options, currently exercisable or exercisable within 60 days.

*	Less than 1%.

**	Calculated using shares outstanding as of April 2, 2007.

PROPOSAL I: ELECTION OF DIRECTORS

The Company’s by-laws provide that the Board of Directors shall be divided into three classes designated Class I, Class II and Class III with each class consisting as nearly as possible of one third of the total number of Directors constituting the Board of Directors; provided, however, that in no case will a decrease in the number of Directors shorten the term of any incumbent Director. The Board of Directors is presently comprised of seven members each of whom is independent within the NASDAQ listing standards except for Ronald Rosenzweig and Dr. Bami Bastani.

The term of office for each Director in Class III expires at the Annual Meeting in 2007; the term of office for each Director in Class I expires at the Annual Meeting in 2008; and the term of office for each Director in Class II expires at the Annual Meeting in 2009. At each annual meeting of stockholders, Directors will be elected for full terms of three years to succeed those Directors whose terms are expiring.

The Board of Directors has no reason to believe that any of the nominees will be unable to serve if elected. If any nominee becomes unavailable for election, then those shares voted for such nominee will be voted for the election of a substitute nominee selected by the persons named in the enclosed proxy.

The nominees for Class III Director, Messrs. David Fellows, Ronald Rosenzweig and Lewis Solomon, will be elected to a term of office expiring at the Annual Meeting in 2010 if they receive the affirmative vote of a plurality of the votes of the shares of Common Stock present in person or by proxy and entitled to vote at the Annual Meeting. Messrs. Rosenzweig and Solomon are currently Class III Directors, while Mr. Fellows is a new member.

The Board of Directors recommends a vote “FOR” each of the Class III Director nominees listed below:

DAVID FELLOWS (Age 55)

Mr. Fellows had served as a member of the Company's Technical Advisory Board from April 2003 until May 2007. Prior to that, he served as Director of the Company from September 1994 until April 2003.  Mr. Fellows is currently an Executive VP and Executive Fellow with Comcast Cable, advising the company on technology matters, since January, 2007.  From 2003 to 2006 he was EVP and Chief Technology Officer at Comcast Cable, in charge of technology, engineering and technical operations.  Prior to that, from December 2001 until their acquisition by Comcast in 2003 he was Chief Technology Officer at AT&T Broadband.

Mr. Fellows was a Principal with Pilot House Ventures Management Group, an early stage venture capital firm, from 1998 until 2001. Prior to that he was the Chief Technology Officer of MediaOne and Senior Vice President at Continental Cablevision, Inc. (acquired by MediaOne), since 1992. From 1987 until 1992, Mr. Fellows was employed by Scientific Atlanta's Transmission Systems Business Division, where he served as President. Mr. Fellows received his Bachelor Degree in Engineering and Applied Physics from Harvard College and a Masters Degree in Electrical Engineering from Northeastern University.

Mr. Fellows is also Chairman of the Board of Trustees of the North Shore Music Theatre in Beverly, MA.  He is chair of the Data Standards Subcommittee for the SCTE, and was previously a member of the Board of Directors for CableLabs in Louisville, CO.  He serves on and has served on, a number of Technical Advisory Boards.

RONALD ROSENZWEIG (Age 69)

Mr. Rosenzweig, a co−founder of ANADIGICS in 1985, has served as a Director of the Company since its inception and as Chairman of the Board of Directors since 1998. From the Company’s inception in 1985 until 1998, Mr. Rosenzweig served as President and Chief Executive Officer of the Company. He was a co−founder of Microwave Semiconductor Corp. and served as the company’s President and Chief Executive Officer and director from 1968 to 1983. Mr. Rosenzweig received his Bachelor Degree in Chemical Engineering from City College of New York.

LEWIS SOLOMON (Age 73)

Mr. Solomon has served as a Director of the Company since September 1994 and, previously, from 1985 to 1989. Mr. Solomon has been Chairman of SCC Company, a consulting firm specializing in technology, since 1990 in addition to serving as a director on the boards of Harmonic Inc., Terayon Communications Inc. and several private companies. Prior to founding SCC Company, Mr. Solomon was an Executive Vice President with Alan Patricof Associates from 1983 to 1986, and a Senior Vice President of General Instruments from 1967 to 1983. Mr. Solomon received a Bachelor Degree in Physics from St. Joseph’s College and a Masters Degree in Industrial Engineering from Temple University.

DIRECTORS CONTINUING IN OFFICE UNTIL 2008

(Class I Directors)

HARRY T. REIN (Age 62)

Mr. Rein has served as a Director of the Company since 1985. He is a General Partner with Foundation Medical Partners. Mr. Rein was the principal founder of Canaan Partners in 1987, a venture capital investment firm and served as its managing general partner until 2002. Prior to that, he was President and CEO of GE Venture Capital Corporation. Mr. Rein joined General Electric Company in 1979 and directed several of GE’s lighting businesses as general manager before joining the venture capital subsidiary. Mr. Rein attended Emory University and Oglethorpe College and holds an MBA from the Darden School at the University of Virginia.

DENNIS F. STRIGL (Age 60)

Mr. Strigl has served as a Director since January 2000. He is the President and COO of Verizon Communications since January 2007 and was formerly the President and CEO of Verizon Wireless, one of the largest wireless communications providers in the US, since its formation in April 2000. Previously, Mr. Strigl served as President and Chief Executive Officer of Bell Atlantic Mobile, Group President and Chief Executive Officer of the Global Wireless Group of Bell Atlantic, Vice President of Operations and Chief Operating Officer of Bell Atlantic New Jersey, Inc. (formerly New Jersey Bell Telephone Company) and served on its Board of Directors. He also served as President and CEO of Applied Data Research Inc. Mr. Strigl currently serves on the board of directors of PNC Financial Services Group and PNC Bank. Mr. Strigl holds an undergraduate degree in Business Administration from Canisius College and an M.B.A. from Fairleigh Dickinson University.

DIRECTORS CONTINUING IN OFFICE UNTIL 2009

(Class II Directors)

PAUL BACHOW (Age 55)

Mr. Bachow has served as a Director of the Company since January 1993. He has been President of Bachow & Associates, Inc., a private investment firm, since he founded the firm in 1989. Bachow & Associates serves as the manager of Bachow Market Direction Fund, a private hedge fund. Bachow & Associates also serves as the manager of Paul S. Bachow Co−Investment Fund, L.P. and Bachow Investment Partners III, L.P., private equity investment funds. Mr. Bachow has a B.A. from American University, a J.D. from Rutgers University, and a Masters Degree in tax law from New York University, and is a C.P.A.

BAMI BASTANI (Age 53)

Dr. Bastani has served as a Director, President and Chief Executive Officer of the Company since October 1998.  Prior to joining ANADIGICS, Dr. Bastani served as Executive Vice President, System LSI Group for Fujitsu Microelectronics, Inc., from 1996 to 1998.  Dr. Bastani held various positions at National Semiconductor including Vice President and General Manager − Embedded Technology Division, Vice President and General Manager − Memory Products Division, and Vice President − Technology Development from 1985 to 1996.  Dr. Bastani currently serves on the board of directors of Glowpoint, a public company, and Nitronex, a private company, and has previously served on the board of directors of Globespan Virata in 2003, and was a national member of the AEA Board of Directors till 2007.  Dr. Bastani received a B.S.E.E. from the University of Arkansas and a M.S. and Ph.D. in Electrical Engineering from the Ohio State University.

COMPENSATION OF DIRECTORS

            Our Company uses a combination of cash and equity-based incentive compensation for each non-employee Director's services.  Directors who are employees of ANADIGICS do not receive additional compensation for their service as Directors.

            Cash Compensation Paid to Board Members.  Each non-employee Director is entitled to an annual retainer of $20,000, payable in equal quarterly installments.   A non-employee Director receives $1,000 for each Board meeting and each Committee meeting of the Board attended, and each committee chairperson receives a fee of $500 for each committee meeting, with a cap of $2,500 per day. In addition, each non-employee Director is reimbursed for ordinary expenses incurred in connection with attendance at such meetings.

            Equity Compensation for Board Members.  We have the flexibility to provide either stock options or restricted stock grants to our non-employee Directors.  Historically, we have consulted the Institutional Shareholder Services guidelines and semiconductor industry peer group benchmarks with respect to equity compensation for Directors.  New non-employee Directors receive an initial equity grant of options, restricted stock or a combination thereof, not to exceed an aggregate of 20,000 shares and a value (as of the date of grant) of $125,000., which grant vests 1/3 annually over a three year period.  Each non-employee Director receives, at the beginning of the fiscal year, an annual equity grant of options, restricted stock or a combination thereof, not to exceed 20,000 shares and a value (as of the date of grant) of $125,000, which vests one year from the date of grant.

DIRECTOR COMPENSATION TABLE

The following table sets forth certain information regarding the compensation earned by or awarded to each non-employee Director who served on our Board of Directors in 2006.

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Paul Bachow	$40,500	$66,400	$0	N/A	N/A	$0	$106,900
Garry McGuire	$40,500	$66,400	$0	N/A	N/A	$0	$106,900
Harry Rein	$42,000	$66,400	$0	N/A	N/A	$0	$108,400
Lewis Solomon	$36,000	$66,400	$0	N/A	N/A	$0	$102,400
Dennis Strigl	$35,500	$66,400	$0	N/A	NA	$0	$101,900

(1) The compensation data for Dr. Bami Bastani, Chief Executive Officer, and Ron Rosenzweig, Chairman of the Board, is included in the Summary Compensation Table as they do not receive compensation as Directors.
(2) Reflects an annual grant of 10,000 shares of restricted stock to each Director on January 31, 2006 having a one-year vesting period. The closing price on January 31, 2006 was $6.64.

INFORMATION REGARDING CORPORATE GOVERNANCE AND COMPENSATION

BOARD MEETINGS AND ATTENDANCE

During fiscal 2006, the Board of Directors met 9 times.  The non−employee Directors meet on a regular basis in executive sessions without management present.  The Chairperson of the Governance and Nominating Committee presides at the executive sessions.  Each of the Directors attended at least 90 % of the aggregate of all meetings held by the Board and the committees on which he served.  Although there is no policy requiring Board members to attend the Annual Meeting of Stockholders, all Board members are invited and encouraged to attend the Annual Meeting of Stockholders.  Last year, three Directors attended the 2006 Annual Meeting of Stockholders.

COMMITTEES OF THE BOARD

The standing committees of the ANADIGICS Board of Directors are as follows:

The Governance and Nominating Committee is appointed by the Board of Directors to (i) assist the Board of Directors in identifying individuals qualified to become Directors and to recommend to the Board of Directors the director nominees; (ii) recommend members of the Board of Directors to serve on the committees of the Board of Directors; (iii) recommend to the Board of Directors individuals qualified to be elected as officers of the Company; (iv) recommend to the Board of Directors the corporate governance and business ethics policies, principles, guidelines, and codes of conduct applicable to the Company, and (v) lead the Board of Directors in its annual review of the Board’s performance.  During fiscal 2006, the Governance and Nominating Committee was comprised of three Directors, Messrs. Strigl (Chair), Solomon and McGuire, each of whom is independent within the meaning of the NASDAQ listing standards, and operates under a written charter posted on the Company’s website at www.anadigics.com.  The Governance and Nominating Committee met 3 times during the 2006 fiscal year.

The Audit Committee is a separately designated standing committee of the Board of Directors established in accordance with applicable securities laws.  The Audit Committee operates under a written charter adopted by the Board of Directors and is responsible for (i) determining the adequacy of the Company’s internal accounting and financial controls, (ii) reviewing the results of the audit of the Company performed by the independent public accountants, and (iii) recommending the selection of independent public accountants.  Messrs. Bachow (Chair), Rein and McGuire were members of the Audit Committee during fiscal 2006 and are independent within the meaning of the NASDAQ listing standards.  The Company’s Board of Directors has determined that two members of the Audit Committee, Messrs. Bachow and McGuire, are audit committee financial experts as described in Item 401(h) of Regulation S−K.  The Audit Committee met 8 times during the 2006 fiscal year.  Mr. Bachow’s qualifications as an audit committee financial expert are set forth in his profile, as Director set forth above. Mr. McGuire was previously the Chief Financial Officer & Senior Vice President Corporate Development for AVAYA and earned a Bachelor of Science degree from the University of Dayton School of Business.

The Compensation & HR Committee determines matters pertaining to the compensation of certain executive officers of the Company and administers the Company’s stock option, incentive compensation, and employee stock purchase plans.  Messrs. Solomon (Chair), Strigl and McGuire, who are independent within the meaning of the NASDAQ listing standards, were members of the Compensation & HR Committee during fiscal 2006, which met 5 times during the 2006 fiscal year.

The Executive Committee has authority to act for the Board on most matters during intervals between Board meetings.  Messrs. Rein (chair), Bachow and Rosenzweig were members of the Executive Committee during fiscal 2006.  The Executive Committee met 4 times during the 2006 fiscal year.

 DIRECTOR NOMINATION

In its assessment of each potential nominee, the Governance and Nominating Committee will review the nominee’s integrity, independence, intelligence and understanding of the Company’s or other related industries and such other factors as the Governance and Nominating Committee determines are pertinent in light of the current needs of the Board of Directors. The Governance and Nominating Committee will also take into account the ability of a potential nominee to devote sufficient time to the affairs of the Company.

When seeking to identify nominees for membership on the Board of Directors, the Governance and Nominating Committee may solicit suggestions from incumbent Directors, management, stockholders or others. While the Governance and Nominating Committee has the authority to retain any search firm for this purpose, no such firm was utilized in 2006. After conducting an initial evaluation of a potential nominee, the Governance and Nominating Committee will interview that nominee if it believes such nominee may be a suitable Director. The Committee may also ask the potential nominee to meet with management. If the Governance and Nominating Committee believes a potential nominee would be a valuable addition to the Board of Directors, it will recommend that nominee’s election to the full Board of Directors.

Pursuant to its charter, the Governance and Nominating Committee will consider nominees for membership on the Board of Directors recommended by stockholders of the Company and submitted in accordance with the Company’s by−laws to the attention of the Secretary of the Company at 141 Mt. Bethel Road, Warren, NJ 07059. The Company did not receive any nominations for membership on its Board of Directors from stockholders in connection with the 2007 Annual Meeting of Stockholders.

COMMUNICATIONS WITH DIRECTORS

The Board of Directors has adopted procedures that provide that security holders of the Company and other interested parties may communicate with one or more of the Company’s Directors by mail, care of the Secretary, 141 Mt. Bethel Road, Warren, New Jersey 07059. Such communications should specify the intended recipient or recipients. All such communications, other than unsolicited commercial solicitations or communications, will be forwarded to the appropriate Director or Directors for review.

CODE OF ETHICS

The Company has adopted a Code of Conduct and Business Ethics that applies to Directors, officers and employees, including the President and Chief Executive Officer, and Chief Financial Officer and has posted such code on its website at (www.anadigics.com). Changes to and waivers granted with respect to the Company’s Code of Conduct and Business Ethics that are required to be disclosed pursuant to the applicable rules and regulations will be filed on a current report on Form 8-K and posted on the Company website.

PROPOSAL II: AMEND THE 2005 LONG TERM INCENTIVE AND SHARE AWARD PLAN

On April 6, 2005, the Board of Directors approved the 2005 Plan, subject to stockholder approval which was granted on May 19, 2005. The 2005 Plan replaced the Company’s 1995 Plan which terminated on February 28, 2005. The 2005 Plan was amended and restated at the 2006 Annual Meeting on May 18, 2006, to increase the number of shares issuable thereunder from 2,700,000 to 5,450,000. The Board of Directors believes that the growth and profitability of the Company depend in large part on its ability to maintain a competitive position in the industry by attracting, retaining and motivating key employees with experience and ability. ANADIGICS believes that its stock-based compensation programs are important to its achieving this objective.

The Company is currently authorized to issue up to a maximum of 5,450,000 shares of Common Stock, pursuant to its 2005 Plan, subject to anti-dilution adjustments; provided that the maximum number of shares available to be issued in the form of awards other than stock options not exceed 5,150,000 shares. As of April 2, 2007, there were approximately 810,361 shares remaining available for future award under the 2005 Plan. The Company anticipates that the number of shares currently available under the 2005 Plan is insufficient to meet the Company’s needs beyond this calendar year, thereby impairing its ability to attract and retain key employees. Accordingly, on April 2, 2007, the Board of Directors adopted, subject to stockholder approval, an amendment to the 2005 Plan that increased the maximum number of shares available for grants from 5,450,000 shares to 6,450,000 shares and the number of such shares available to be issued in the form of awards other than stock options, from 5,150,000 shares to 6,150,000 shares, subject to anti-dilution in accordance with the terms of the 2005 Plan.

The following describes the material terms of the 2005 Plan. This description does not purport to be complete and is qualified in its entirety by reference to the full text of the 2005 Plan as amended and restated subject to stockholder approval, which is marked to show the proposed amendments and attached hereto as Appendix A.

PURPOSE

The 2005 Plan is intended to advance the interests of the Company and its stockholders by providing a means to attract, retain and motivate employees, consultants, and Directors of the Company, its subsidiaries and affiliates, to provide for competitive compensation opportunities, to encourage long-term service, to recognize individual contributions and reward achievement of performance goals, and to promote the creation of long term value for stockholders by aligning the interests of such persons with those of stockholders.

BURN-RATE COMMITMENT

In order to facilitate approval of this proposal and assuage any stockholder concerns regarding the number of awards we intend to grant in a given year, our board commits to our stockholders that for fiscal years 2007, 2008 and 2009, we will not grant during such three fiscal years a number of shares subject to options or other awards to employees such that the average number of shares granted during such fiscal years do not exceed the mean+STDEVof its Global Industry Classification Standards Peer Group (4530 Semiconductors & Semiconductor Equipment), currently 5.4%. For purposes of calculating the number of shares granted in a year, stock, restricted stock and an option with an exercise price that is less than the fair market value on the date of grant will count as equivalent to (i) 1.5 option shares if our annual stock price volatility is 53% or higher, (ii) two option shares if our annual stock price volatility is between 25% and 52%, and (iii) four option shares if our annual stock price volatility is less than 25%.

ADMINISTRATION

The 2005 Plan will be administered by the Compensation & HR Committee (the “Committee”) of the Board of Directors or such other Board committee (which may include the entire Board) as may be designated by the Board. However, unless otherwise determined by the Board, the Committee shall consist of two or more Directors of the Company, each of whom is a “non−employee director” within the meaning of Rule 16b−3 under the Exchange Act, to the extent applicable, and each of whom is an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code, to the extent applicable.

The Committee shall have full and final authority to take the following actions, in each case subject to and consistent with the provisions of the 2005 Plan, including, without limitation: (i) select eligible persons to whom awards may be granted; (ii) designate affiliates; (iii) determine the type or types of awards to be granted to each eligible person; (iv) determine the type and number of awards to be granted, the number of shares to which an award may relate, the terms and conditions of any award granted under the 2005 Plan; and (v) make all other decisions and determinations as may be required under the terms of the 2005 Plan or as the Committee may deem necessary or advisable for the administration of the 2005 Plan. The Committee may delegate to other members of the Board or officers or managers of the Company or any subsidiary or affiliate the authority, subject to such terms as the Committee shall determine, to perform administrative functions and, with respect to awards granted to persons not subject to Section 16 of the Exchange Act, to perform such other functions as the Committee may determine, to the extent permitted under Rule 16b−3 (if applicable) and applicable law.

SHARES AVAILABLE

Under the 2005 Plan, the number of shares that may be made subject to awards under the 2005 Plan currently may not exceed 5,450,000 shares, provided that the total amount of shares that may be issued for awards of stock or stock units, including awards of restricted stock and restricted stock units and awards of stock appreciation rights (“SARS”) may not exceed an aggregate of 5,150,000 shares (the amendment to the 2005 Plan would increase these numbers to 6,450,000 and 6,150,000, respectively). In addition, during a calendar year (i) the maximum number of shares with respect to which options and SARs may be granted to a participant under the 2005 Plan will be 500,000 shares, and (ii) the maximum number of shares which may be granted to a participant under the 2005 Plan with respect to awards intended to qualify as performance−based compensation under the Internal Revenue Code (other than options and SARs) will be 500,000 shares. These share amounts are subject to anti−dilution adjustments in the event of certain changes in the Company’s capital structure, as provided in the 2005 Plan. Shares to be delivered under the 2005 Plan may be either authorized, but unissued, shares of Common Stock or treasury shares.

Shares covered by the unexercised or undistributed portion of any terminated, expired or forfeited award made under the 2005 Plan will be available for further awards under the 2005 Plan. No awards may be made under the 2005 Plan after the tenth anniversary of the date that it is approved by the Board.

AWARDS

Awards may be granted to employees, consultants, and Directors of the Company, its subsidiaries and affiliates on the terms and conditions set forth in the 2005 Plan. The following types of awards may be granted under the 2005 Plan:

Stock Options. Stock options may be non−qualified stock options or incentive stock options that comply with Section 422 of the Internal Revenue Code. Only employees of the Company or a subsidiary may be granted incentive stock options. The exercise price for any stock option will be determined by the Committee at the time of grant, but exercise price per share shall not be less than the fair market value of a share on the date of grant of the option. The 2005 Plan limits the term of any stock option to ten years from the date of grant of the option. The Committee shall determine at the date of grant or thereafter the time or times at which an stock option may be exercised in whole or in part.

Stock Appreciation Rights. The Committee may grant SARs to eligible persons independently of any stock option or in tandem with all or any part of a stock option granted under the 2005 Plan. Upon exercise, each SAR entitles a participant to receive an amount equal to the excess of (i) the fair market value of one share of Common Stock on the date of exercise over (ii) the exercise price per share of Common Stock of the SAR as determined by the Committee on the date the SAR is granted. The exercise price of a SAR will not be less than the fair market value of a share on the date of grant. The SARs may be settled in shares of Common Stock or in cash, as determined by the Committee.

Restricted Shares. The Committee may grant restricted shares to eligible persons that may not be sold or otherwise disposed of, and are subject to forfeiture, during a restricted period as determined by the Committee except as otherwise provided by the Committee. During the applicable restricted period, restricted stock may be voted by the recipient and the recipient will be entitled to receive dividends thereon.

Restricted Share Units. The Committee may grant restricted share units to eligible persons. Such restricted share units may be subject to restrictions as determined by the Committee at the date of grant. An award of a restricted share unit is an award of the right to receive a share of Common Stock after expiration of the restricted period determined by the Committee. The recipient of a restricted share unit shall be entitled to receive dividend equivalents thereon, as determined by the Committee.

Performance Shares and Performance Units. Performance shares and performance units are awards of a fixed or variable number of shares or of dollar−denominated units that are earned by achievement of performance goals in the performance period established by the Committee. If the applicable performance criteria are met, the shares are earned and become unrestricted with respect to performance shares or an amount is payable with respect to performance units. Amounts earned under performance shares or performance units originally awarded may be paid in shares of Common Stock, cash or a combination of both.

Dividend Equivalents. The Committee is authorized to grant dividend equivalents to eligible persons. The Committee may provide, at the date of grant or thereafter, that dividend equivalents shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional shares, or other investment vehicles, as the Committee may specify.

Other Share−Based Awards. The Committee may grant other types of awards which may be based in whole or in part by reference to shares of Common Stock or upon the achievement of performance goals on such other terms and conditions as the Committee may prescribe.

PERFORMANCE AWARDS

If the Committee determines that an award of restricted shares, restricted share units, performance shares, performance units or other share−based awards should qualify under the performance−based compensation exception to the $1,000,000 cap on deductibility under Section 162(m) of the Internal Revenue Code, the grant, vesting, exercise and/or settlement of such awards shall be contingent upon achievement of pre−established performance goals based on one or more of the following business criteria for the Company and/or for specified subsidiaries or affiliates or other business units or lines of business of the Company: (1) earnings per share (basic or fully diluted); (2) revenues; (3) earnings, before or after taxes, from operations (generally or specified operations), or before or after interest expense, depreciation, amortization, incentives, or extraordinary or special items; (4) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (5) return on net assets, return on assets, return on investment, return on capital, or return on equity; (6) economic value added; (7) operating margin or operating expense; (8) net income; (9) share price or total stockholder return; and (10) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion goals, cost targets, customer satisfaction, supervision of litigation and information technology, and goals relating to acquisitions or divestitures of subsidiaries, affiliates or joint ventures. The targeted level or levels of performance with respect to such business criteria may be established at such levels and in such terms as the Committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies. The maximum amount payable upon settlement of cash−settled performance units or other cash−settled awards granted under the 2005 Plan for any calendar year to any participant that is intended to satisfy the requirements of performance−based compensation under Section 162(m) of the Internal Revenue Code shall not exceed $1,000,000.

NONTRANSFERABILITY

Unless otherwise set forth by the Committee in an award agreement, awards shall not be transferable by an eligible person except by will or the laws of descent and distribution (except pursuant to a beneficiary designation) and shall be exercisable during the lifetime of an eligible person only by such eligible person or his guardian or legal representative.

AMENDMENT

The Board may amend, alter, suspend, discontinue, or terminate the 2005 Plan or the Committee’s authority to grant awards under the 2005 Plan without the consent of stockholders of the Company or participants, except that any such amendment or alteration shall be subject to the approval of the Company’s stockholders (i) to the extent such stockholder approval is required under the rules of any stock exchange or automated quotation system on which the shares may then be listed or quoted, or (ii) as it applies to incentive stock awards, to the extent such stockholder approval is required under Section 422 of the Internal Revenue Code; provided, however, that, without the consent of an affected participant, no amendment, alteration, suspension, discontinuation, or termination of the 2005 Plan may materially and adversely affect the rights of such participant under any award theretofore granted to him or her. The Committee may waive any conditions or rights under, amend any terms of, or amend, alter, suspend, discontinue or terminate, any award theretofore granted, prospectively or retrospectively; provided, however, that, without the consent of a participant, no amendment, alteration, suspension, discontinuation or termination of any award may materially and adversely affect the rights of such participant under any award theretofore granted to him or her.

FEDERAL INCOME TAX CONSEQUENCES

Federal Income Tax Consequences. The following is a summary of the federal income tax consequences of the 2005 Plan, based upon current provisions of the Internal Revenue Code, the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, and does not address the consequences under any state, local or foreign tax laws.

STOCK OPTIONS

In general, the grant of an option will not be a taxable event to the recipient and it will not result in a deduction to the Company. The tax consequences associated with the exercise of an option and the subsequent disposition of shares of Common Stock acquired on the exercise of such option depend on whether the option is a nonqualified stock option or an incentive stock option.

Upon the exercise of a nonqualified stock option, the participant will recognize ordinary taxable income equal to the excess of the fair market value of the shares of Common Stock received upon exercise over the exercise price. The Company will generally be able to claim a deduction in an equivalent amount. Any gain or loss upon a subsequent sale or exchange of the shares of Common Stock will be capital gain or loss, long−term or short−term, depending on the holding period for the shares of Common Stock.

Generally, a participant will not recognize ordinary taxable income at the time of exercise of an incentive stock option and no deduction will be available to the Company, provided the option is exercised while the participant is an employee or within three months following termination of employment (longer, in the case of disability or death). If an incentive stock option granted under the 2005 Plan is exercised after these periods, the exercise will be treated for federal income tax purposes as the exercise of a nonqualified stock option. Also, an incentive stock option granted under the 2005 Plan will be treated as a nonqualified stock option to the extent it (together with other incentive stock options granted to the participant by the Company) first becomes exercisable in any calendar year for shares of Common Stock having a fair market value, determined as of the date of grant, in excess of $100,000.

If shares of Common Stock acquired upon exercise of an incentive stock option are sold or exchanged more than one year after the date of exercise and more than two years after the date of grant of the option, any gain or loss will be long−term capital gain or loss. If shares of Common Stock acquired upon exercise of an incentive stock option are disposed of prior to the expiration of these one−year or two−year holding periods (a “Disqualifying Disposition”), the participant will recognize ordinary income at the time of disposition, and the Company will generally be entitled to a deduction, in an amount equal to the excess of the fair market value of the shares of Common Stock at the date of exercise over the exercise price. Any additional gain will be treated as capital gain, long−term or short−term, depending on how long the shares of Common Stock have been held. Where shares of Common Stock are sold or exchanged in a Disqualifying Disposition (other than certain related party transactions) for an amount less than their fair market value at the date of exercise, any ordinary income recognized in connection with the Disqualifying Disposition will be limited to the amount of gain, if any, recognized in the sale or exchange, and any loss will be a long−term or short−term capital loss, depending on how long the shares of Common Stock have been held.

If an option is exercised through the use of shares of Common Stock previously owned by the participant, such exercise generally will not be considered a taxable disposition of the previously owned shares and, thus, no gain or loss will be recognized with respect to such previously owned shares upon such exercise. The amount of any built−in gain on the previously owned shares generally will not be recognized until the new shares acquired on the option exercise are disposed of in a sale or other taxable transaction.

Although the exercise of an incentive stock option as described above would not produce ordinary taxable income to the participant, it would result in an increase in the participant’s alternative minimum taxable income and may result in an alternative minimum tax liability.

RESTRICTED SHARES

A participant who receives restricted shares will generally recognize ordinary income at the time that they “vest”, i.e., when they are not subject to a substantial risk of forfeiture. The amount of ordinary income so recognized will generally be the fair market value of the Common Stock at the time the shares vest, less the amount, if any, paid for the shares. This amount is generally deductible for federal income tax purposes by the Company. Dividends paid with respect to Common Stock that is non−vested will be ordinary compensation income to the participant (and generally deductible by the Company). Any gain or loss upon a subsequent sale or exchange of the shares of Common Stock, measured by the difference between the sale price and the fair market value on the date the shares vest, will be capital gain or loss, long−term or short−term, depending on the holding period for the shares of Common Stock. The holding period for this purpose will begin on the date following the date the shares vest.

In lieu of the treatment described above, a participant may elect immediate recognition of income under Section 83(b) of the Internal Revenue Code. In such event, the participant will recognize as income the fair market value of the restricted shares at the time of grant (determined without regard to any restrictions other than restrictions which by their terms will never lapse), and the Company will generally be entitled to a corresponding deduction. Dividends paid with respect to shares as to which a proper Section 83(b) election has been made will not be deductible to the Company. If a Section 83(b) election is made and the restricted shares are subsequently forfeited, the participant will not be entitled to any offsetting tax deduction.

SARS AND OTHER AWARDS

With respect to SARs, restricted share units, performance shares, performance units, dividend equivalents and other awards under the 2005 Plan not described above, generally, when a participant receives payment with respect to any such award granted to him or her under the 2005 Plan, the amount of cash and the fair market value of any other property received will be ordinary income to such participant and will be allowed as a deduction for federal income tax purposes to the Company.

PAYMENT OF WITHHOLDING TAXES

The Company may withhold, or require a participant to remit to it, an amount sufficient to satisfy any federal, state, local or foreign withholding tax requirements associated with awards under the 2005 Plan.

DEDUCTIBILITY LIMIT ON COMPENSATION IN EXCESS OF $1 MILLION

Section 162(m) of the Internal Revenue Code generally limits the deductible amount of annual compensation paid (including, unless an exception applies, compensation otherwise deductible in connection with awards granted under the 2005 Plan) by a public company to each “covered employee” (i.e., the chief executive officer and four other most highly compensated executive officers of the Company) to no more than $1 million. The Company currently intends to structure stock options granted under the 2005 Plan to comply with an exception to nondeductibility under Section 162(m) of the Internal Revenue Code.

OTHER

Approval of the Amendment to the 2005 Plan, as reflected in the Amended and Restated 2005 Plan set forth in Appendix A hereto, requires the receipt of the affirmative vote of a majority of the shares of the Company’s Common Stock present in person or by proxy and entitled to vote at the Annual Meeting.

The Board of Directors unanimously recommends a vote “FOR” the proposal to amend the 2005 Plan.

PROPOSAL III: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has retained J.H. Cohn LLP as the Company’s independent registered public accounting firm for fiscal 2007. Although stockholder ratification is not required by the Company’s bylaws or under any other applicable legal requirement, the Audit Committee is asking the stockholders for ratification of the selection of J.H. Cohn LLP as a matter of good corporate governance. If the stockholders do not ratify the Audit Committee’s selection of J.H. Cohn LLP, the Audit Committee will take such determination into account in its future selection of an independent registered public accounting firm. J.H. Cohn LLP will have a representative present at the Annual Meeting who will have the opportunity to make a statement if he desires to do so and will be available to respond to appropriate questions.

The Board of Directors unanimously recommends a vote “FOR” the ratification of the appointment of J.H. Cohn LLP as the independent registered public accountants of the Company for the year ending December 31, 2007.

AUDIT COMMITTEE PRE−APPROVAL POLCIES AND PROCEDURES

The Audit Committee’s policy provides that the Company’s independent registered public accountants may provide only those services pre−approved by the Audit Committee or its designated subcommittee. The Audit Committee annually reviews and pre−approves the audit, review, attest and permitted non−audit services to be provided during the next audit cycle by the independent accountants. To the extent practicable, at the same meeting the Audit Committee also reviews and approves a budget for each of such services. The term of any such pre−approval is for the period of the annual audit cycle, unless the Audit Committee specifically provides for a different period.

Services proposed to be provided by the independent accountants that have not been pre−approved during the annual review and the fees for such proposed services must be pre−approved by the Audit Committee or its designated subcommittee. Additionally, fees for previously approved services that are expected to exceed the previously approved budget must also be pre−approved by the Audit Committee or its designated subcommittee.

All requests or applications for the independent accountants to provide services to the Company must be submitted to the Audit Committee or its designated subcommittee by the independent accountants and the Chief Financial Officer and must include a joint statement as to whether, in their view, the request or application is consistent with applicable laws, rules and regulations relating to auditor independence. In the event that any representative of the Company or the independent accountants becomes aware that any services are being, or have been, provided by the independent accountants to the Company without the requisite pre−approval, such individual must immediately notify the Chief Financial Officer, who must promptly notify the Chairman of the Audit Committee and appropriate senior management so that prompt action may be taken to the extent deemed necessary or advisable.

The Audit Committee may form and delegate to a subcommittee, composed of one or more of its members, the authority to grant specific pre−approvals under its policy with respect to audit, review, attest and permitted non−audit services, provided that any such grant of pre−approval shall be reported to the full Audit Committee no later than its next scheduled meeting. The Audit Committee may not delegate its responsibilities to pre−approve services performed by the audit firm to management.

PRINCIPAL ACCOUNTING FEES AND SERVICES

The Company’s independent registered public accounting firm and auditors during fiscal years 2006 and 2005 was J.H. Cohn LLP. The aggregate fees billed by the Company's independent registered public accounting firm and auditors, J.H. Cohn LLP, for professional services rendered to the Company for the two fiscal years ending December 31, 2006 were as follows:

Fee Category	Fiscal Year 2006	% of Total	Fiscal Year 2005	% of Total
Audit Fees	$921,219	100%	$375,000	99.7%
Audit−Related Fees	−	−	−	−
Tax Fees	−	−	$1,300	0.3%
All Other Fees	−	−	−	−
Total Fees	$921,219	100%	$376,300	100%

The Audit Committee of the Board of Directors has considered whether provision of the services described above is compatible with maintaining the independent registered public accountant’s independence and has determined that such services have not adversely affected J.H. Cohn LLP's independence.

AUDIT COMMITTEE REPORT

The Audit Committee, among other things, assists the Board of Directors in fulfilling its responsibilities to oversee the Company’s financial reporting process and monitors the integrity of the Company’s financial statements and the independence and performance of the Company’s auditors. In this context, we have reviewed and discussed the Company’s financial statements with Company management and the independent auditors, J.H. Cohn LLP, including matters raised by the independent auditors pursuant to Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee has reviewed and discussed such other matters as we deemed appropriate.

The Company’s independent auditors provided the Audit Committee with written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independent Discussions with Audit Committees), and we discussed J.H. Cohn LLP’s independence with them.

We have considered whether the provision of services by J.H. Cohn LLP not related to the audit of the Company’s financial statements and to the review of the Company’s interim financial statements is compatible with maintaining the independent accountant’s independence and have determined that such services have not adversely affected J.H. Cohn LLP’s independence.

Based on the foregoing review and discussions, and relying on the representation of Company management and the independent auditor’s report to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited financial statements in the Company’s Annual Report on Form 10−K for the year ended December 31, 2006 filed with the Securities and Exchange Commission.

SUBMITTED BY THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS OF ANADIGICS, INC.

            Paul Bachow
            Garry McGuire
            Harry Rein

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely on a review of copies of reports furnished to the Company or written representations that no other reports were required, the Company believes that during the fiscal year ended December 31, 2006, all filing requirements under Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), applicable to its executive officers and Directors were complied with.

EXECUTIVE OFFICERS OF THE COMPANY

The current executive officers of the Company are as follows:

Name	Age	Position
Bami Bastani	53	President, Chief Executive Officer and Director
Ronald Rosenzweig	69	Chairman of the Board of Directors and Director
Charles Huang	59	Executive Vice President and Chief Technical Officer
Thomas C. Shields	48	Executive Vice President and Chief Financial Officer
Ronald Michels	53	Sr. Vice President - Broadband
M. Ali Khatibzadeh	47	Sr. Vice President - Wireless

Set forth below is certain information with respect to the Company’s executive officers. Executive officers are appointed to serve at the discretion of the Board of Directors. There are no family relationships between executive officers or Directors of the Company. Information with respect to Dr. Bastani and Mr. Rosenzweig is listed in each such Director’s respective profile above.

Dr. Huang, a co−founder of the Company in 1985, has served as Executive Vice President of the Company since its inception. In addition, he served as a Director until April of 1999. He was director of GaAs research and development and wafer fabrication services at Avantek from 1980 to 1984. Dr. Huang received his Ph.D.E.E. at the University of California, Berkeley.

Mr. Shields has served as Executive Vice President and Chief Financial Officer of the Company since January 2006.  He had previously served as Senior Vice President and Chief Financial Officer of the Company from July 1999.  Prior to joining the Company, Mr. Shields served as Vice President and Controller of Fisher Scientific Company from 1997 to 1999.  From 1994 to 1997, Mr. Shields served as Vice President and Controller for Harman Consumer Group.  From 1986 to 1994, Mr. Shields served in various positions with Baker & Taylor, Inc. Mr. Shields received his B.S. and M.B.A. degrees from Fairleigh Dickinson University.

Mr. Michels has served as Senior Vice President - Broadband of the Company since January 1, 2007. He had previously served as Senior Vice President of the Broadband Business since April, 2005. Mr. Michels joined ANADIGICS in 1987 and has served in several management and executive positions during that time.  Prior to joining ANADIGICS, he held various engineering and management positions in Lockheed Electronics, New Jersey Public Broadcasting, and K & M Broadcasting. Mr. Michels earned his Bachelors degree in Electrical Engineering from the New Jersey Institute of Technology.  He holds several U.S. Patents, has authored a number of publications in the area of RF communications and serves on the Lehigh University Electrical & Computer Engineering Advisory Board.

Dr. M. Ali Khatibzadeh has served as Senior Vice President - Wireless of the Company since January 1, 2007.  He had previously served as the Senior Vice President of the Wireless Business since April, 2005. Dr. Khatibzadeh has more than 20 years of experience in the wireless industry. Before joining ANADIGICS in 2000, he was Director of Technology for Ericsson's American Standards Business Unit. Prior to that, he held engineering and management positions at Texas Instruments' Wireless Communications Business Unit. Dr. Khatibzadeh earned B.S. degrees in Electrical Engineering and Physics, and a M.S. and a Ph.D. in Electrical Engineering from North Carolina State University in 1982, 1984, and 1987, respectively. He holds several U.S. patents, has authored a number of publications and is a member of the IEEE.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Objectives and Philosophy

The Company operates in a highly competitive and rapidly changing industry with short product cycles. The objectives of the Company’s executive compensation programs and plans are to allow the Company to attract, develop, motivate, retain, and reward top quality executive management who are capable of driving the Company’s success and industry leadership. The Company seeks to achieve these objectives through a compensation philosophy that provides employees with competitive cash and stock compensation tied both to near-term and long-term individual and Company performance as well as to the creation of shareholder value.

The Board of Directors’ Compensation and HR Committee has the responsibility to (a) ensure that a proper system of long-term and short-term compensation is in place to provide performance-oriented incentives to management, and that compensation plans are appropriate and competitive and properly reflect the objectives and performance of management and the Company; (b) discharge the Board responsibilities relating to compensation of the Company’s executive officers including reviewing the competitiveness of executive compensation programs, evaluating the performance of the Company’s executive officers, and approving their annual compensation and short and long-term equity awards; (c) evaluate the Company’s Chief Executive Officer and set his or her remuneration package; and (d) make recommendations to the Board with respect to incentive-compensation plans and equity-based plans.

The Board of Directors’ Compensation and HR Committee operates under a written charter, which is available in the “Sarbanes-Oxley Documents” section of our website at www.anadigics.com, or by calling our Investor Relations Department at (908) 668-5000 ext. 5330, or by writing us at ANADIGICS, Inc. 141 Mt. Bethel Drive, Warren, New Jersey 07159, Attn: Investor Relations.

The Compensation and HR Committee seeks to set our executives’ aggregate compensation, including salary, short-term and long-term incentives, at levels competitive with our peer group in the semiconductor industry. Many of these companies are included in the S&P 500 Semiconductor Index used in the performance graph appearing in this proxy statement. In addition, because we sometimes compete for executive talent with companies outside of those companies included in the S&P 500 Semiconductor Index, companies outside this index are selected for inclusion in our peer group based on several criteria, including Analog & RF semiconductor companies, size, growth rates, similar financial performance, industry leadership status, innovation, and the extent to which they compete with us for executive talent.

In designing and administering the executive compensation program, the Compensation and HR Committee strives to balance short/long-term incentive objectives and use prudent judgment in establishing performance criteria, evaluating performance and determining actual incentive awards.

In developing our compensation programs and policies, the Compensation and HR Committee utilizes information obtained from surveys such as the AON/Radford Executive Compensation Survey, proxy statements, and information gathered directly from certain of the companies that comprise our peer group. The Compensation and HR Committee has also engaged outside compensation consultants and other advisers from time-to-time.

An important element of the Compensation and HR Committee’s determinations involves competitive benchmarking. Each year, the Company participates in compensation and pay practice surveys of our semiconductor peer companies in order to assess the competitiveness of our compensation practices. For fiscal 2006, we targeted the aggregate value of our total compensation at approximately the median of our semiconductor peer companies. We strongly believe that it is essential to the long-term success of the Company to engage the best executive talent.

Overall we believe our compensation programs, as structured, are at market relative to our RF semiconductor peers. Based upon review of our compensation programs, those of our RF analog semiconductor peers, and our assessment of individual and corporate performance, we believe that the value and design of our executive compensation programs are appropriate.

The core competency of the Company is analog radio frequency. This competency represents a small and unique expertise within the semiconductor industry. Analog radio frequency expertise is quite different from digital expertise which represents the vast majority of the semiconductor field. The Company holds that due to the unique nature of the analog radio frequency expertise required in its business that total compensation is benchmarked at the 75th percentile of the compensation surveys and data. Additionally, the Company uses data from companies in revenue size of $50.0 million to $200.0 million.

Components of Compensation

The components of the compensation program for named executive officers are described below.

Base Salary: Base salaries are determined based on a variety of factors, including the executive’s scope of responsibilities, a competitive market assessment of compensation for similar roles at other semiconductor companies, and a comparison of salaries paid to peers within the Company. Base salaries are currently at levels that approximate the 75th percentile based on industry surveys and are adjusted annually. These compensation levels allow the Company to attract and retain superior leaders that the Company believes will allow it to deliver on its business goals.

The CEO recommends base salaries for each other executive. When setting the base salaries for executives other than the CEO, the Compensation and HR Committee considers recommendations from the CEO and makes a final determination based on the factors listed above and the executives performance during the year. The Compensation and HR Committee makes an independent compensation determination for the Chairman of the Board of Directors and the CEO.

Short-Term Incentives:  Short-term incentives are “results oriented”. These incentives are discretionary and the process is reviewed annually by the Compensation and HR Committee. Short-term cash and/or equity incentives, if any, are provided on a semi-annual basis to motivate employees and increase shareholder value. The payment of short-term incentives is based on our financial results and the individual executive’s performance as measured against the achievement of strategic or operational goals established by management and the Compensation and HR Committee six months in advance of the end of the relevant measurement period. In order to implement its philosophy that executives be rewarded for achieving positive financial results and other strategic goals, the Compensation and HR Committee has designed the short-term incentive plan to significantly affect the total compensation of our executives depending on our success in meeting semi-annual financial and strategic goals. The Compensation and HR Committee has the authority to make any changes it deems necessary in the semi-annual short-term incentives provided to our executives.

The short-term incentive plan is applicable to all our employees, including our executive officers and our CEO. The Executive Officers, other than Mr. Rosenzweig, are eligible for short-term incentives based upon 110% of their base salary calculated on a semi-annual basis. The Company’s Vice Presidents who are not Executive Officers are eligible for short-tem incentives based upon 70% or 90% of their base salary, based on their position, calculated on a semi-annual basis.

The short-tem incentive plan financial goals are established by the Compensation and HR Committee based upon the Company’s semi-annual financial plan which is approved by the Board of Directors. In 2006, the Board met in January and July and approved the Company’s semi-annual financial plan. The Compensation and HR Committee has selected financial goals consisting of revenue, and earnings before interest, depreciation, and amortization expense (“EBITDA”), a non-GAAP measure for the short-term incentive plans. The award of short-term incentives for the CEO and CFO are tied specifically to the achievement of revenue and EBITDA targets and are weighted at 50%, respectively. The award of short-term incentives for our other most highly compensated executives is weighted for revenue at 45%, EBITDA at 45%, and strategic or operational requirements at 10%.

The determination of whether a short-term incentive has been earned and will be paid for a semi-annual period is based upon whether the specific financial goal has been achieved. If 100% of the financial goal has been met, then the executive officer will be paid an amount equal to 100% of such officer’s eligible short-term incentive attributable to the achievement of such financial goal. Each financial goal has a minimum achievement threshold of 50% of the target financial goal, below which the executive officer will not receive any of such officer’s eligible short-term incentive attributable to the achievement of such financial goal. In addition, each financial goal has a maximum achievement threshold of 150% of the target financial goal, above which the executive officer will not receive any additional eligible short-term incentive attributable to the achievement of such financial goal; provided, however, that the total payment of short-term incentives to an executive officer for a particular interim period shall in no case exceed 120% of the aggregate eligible short-term incentive payable to such executive officer for such period, unless such additional payments are approved by the Compensation and HR Committee.

For example, assume the financial goals were as follows:
Semi-Annual Goals	50%	100%	150%
Company Revenues	$90 million	$100 million	$110 million
Company EBITDA	$5 million	$10 million	$15 million

Assume the Company achieved revenue of $100 million, and EBITDA of $5 million in such semi-annual period. Based on such achievements, the short-term incentives payable to the CEO and CFO for such semi-annual period would be as follows:

Revenue based payments = 100% achievement times weighting of 50% (for CEO and CFO) = 50%
EBITDA based payments = 50% achievement times weighting of 50% (for CEO and CFO) = 25%

As a result, the total short-term incentive payments payable to the CEO and CFO for such semi-annual period would be equal to 75% of the aggregate eligible short-term incentive payments payable to such executive officers for such period.

Since 2005, the Company has used restricted stock with one-year vesting periods to fund the semi-annual short-term incentives. This has allowed the Company to conserve cash to fund its growth, as well as better align the short term incentive payout with the shareholder value created in the following year. The Company may return to cash payments for the semi-annual (short-term) incentives as deemed appropriate by the Compensation and HR Committee.

The Human Resources Department in conjunction with the Company’s finance department calculates the short-term incentive payments payable to executive officers based on the achievement of the semi-annual short-term incentive targets and specific strategic or operational goals. In 2006, the Compensation and HR Committee determined that the semi-annual incentive distribution was to be made in restricted stock. The semi-annual equity awards payable to the Company’s executive officers were approved by the Compensation and HR Committee in meetings held in July 2006 and January 2007, respectively.

Following each semi-annual period, the CEO makes recommendations for short-term incentive payments for each executive officer, excluding the CEO. The Compensation and HR Committee considers recommendations from the CEO and makes a final determination based on the results achieved for the executive officers other than the CEO. The Compensation and HR Committee, in a closed door session, decides on the short-term incentive award payable to the CEO.

It is the Company’s policy that each of the named executive officers and other eligible employees receive information on their individual compensation components, the corresponding measures, and information on how each plan or program works. This information is provided periodically by the Company’s HR Department.

Long-Term Incentives: Long-term equity incentives, including stock options, restricted stock, and stock purchase rights granted pursuant to our equity compensation and stock purchase plans, directly align the interests of our stockholders and the economic interests of our executive officers and other eligible employees. Stock options and restricted stock are both strong incentives because they encourage employees to work to increase the Company’s stock price. Recipients of stock option grants realize value only if the fair market value of our common stock increases above the exercise price of such options, which is set at the fair market value of our common stock on the date such option is granted. The fair market value of restricted stock is based on the closing price on date of grant. In addition, employees must remain employed with us for a fixed period of time in order for the options or restricted stock to fully vest. Options and/or restricted stock are granted to employees and executives following a yearly review of individual performance and consideration of the individual’s long-term value to the Company. Stock options generally vest over a period of three years with one-third vesting on the anniversary of the first full year of each grant and quarterly vesting in the remaining two years. Restricted stock generally vest over a period of three years with one-third vesting at the end of each twelve-month period commencing with the date of grant.

The Company believes that it is important to find an appropriate balance between our need to provide effective equity incentives to our employees on the one hand, and the potential resulting dilution to our stockholders and the accounting and administrative impact of issuing such awards due to recent changes in the equity compensation accounting rules, including the adoption of SFAS 123(R), which became effective for us on January 1, 2006 on the other hand. In particular, we he have determined that we require additional flexibility in our use of full-value awards under the shareholder approved 2005 Plan. When an award has a per share exercise or purchase price lower than the fair market value of a share of our common stock on the date of grant, we refer to it as a “full-value award”.

Move to Full-Value Restricted Stock Awards in Lieu of Options. Motivated in part by our adoption of SFAS 123(R) in 2006, we carefully evaluated the components and effectiveness of the total compensation package we offer to our employees, including salary, and benefits, and taking into account the potential cost, dilutive impact and effectiveness of various types of incentive awards available to employees under the 2005 Plan. We surveyed the Company’s Board of Directors (in particular the Compensation and HR Committee), management and employees for their views as to the long-term retentive and motivational impact of various award structures, and we considered what prevailing trends were at other companies both inside and outside our industry, including our competitors. Based on the results of our investigation and analysis, we determined that, at least in the near term, granting employees a lesser number of full-value restricted stock awards (i.e., an award of shares of restricted stock that vests in accordance with the terms and conditions established by the administrator, typically based on continuing employment with the Company over a period of years) represented a better balance of these competing interests than our historical practice of granting stock options at a fair market value exercise price per share. Among other factors we considered in making this determination were the following:

*
Award value linked to long-term stockholder value. Like an option grant, the ultimate amount an employee will derive from a full-value restricted stock award depends on what happens to our stock price during the period over which it vests. If the stock price increases, the employee shares in this increase in stockholder value. If the price declines, the value of the employee’s award declines with that of our other stockholders. We believe this encourages our employees to think and behave like owners and make decisions that increase long-term stockholder value.

*
Better retentive device. Unlike our historical option grants, while these full-value restricted stock awards can decline in value in direct relation to our stock price, they will almost never be worthless, which means their retentive value continues even if our stock price declines in some or all periods following the date of grant; consequently, there is no need for option exchanges or repurchasing of options to retain incentives.

*
Dilution. In periods where our stock price trades below the exercise price of an option, an option would not be exercised while the dilutive impact of a full-value restricted stock award would remain; However that risk is partially mitigated by the fact that a fewer number of shares are issued as restricted stock units.

The Company views full-value restricted stock awards as our preferred choice for grants under the 2005 Plan generally. Accordingly, since January 2004, we generally have granted full-value restricted stock awards to our eligible employees. In 2006, the Company moved towards a mix of restricted stock grants and stock options. The Company has discussed and is considering introduction of “performance vested” restricted stock grants in conjunction with full-value restricted grants and stock options for 2007.

SUMMARY COMPENSATION TABLE

The following table summarizes the total compensation of our Named Executive Officers in fiscal 2006:

Name & Principal Position	Year	Base Salary (1)	Bonus	Stock Awards (2) (3)	Option Awards (3)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation (4)	Total
Bami Bastani, President & CEO	2006	$484,949	$0	$864,958	$14,837	N/A	N/A	$29,677	$1,394,421
Thomas Shields, Executive Vice President & CFO	2006	$248,305	$0	$371,118	$6,514	N/A	N/A	$31,752	$657,689
Charles Huang, Executive Vice President & CTO	2006	$234,273	$0	$289,444	$4,817	N/A	N/A	$21,010	$549,544
Ron Rosenzweig, Chairman of the Board (5)	2006	$100,000	$0	$59,649	$6,866	N/A	N/A	$8,303	$174,818

(1) In February 2006, base salaries were adjusted. Mr. Bastani’s salary was adjusted from $445,500 to $490,000; Mr. Shields’ salary was adjusted from $235,000 to $250,000; Mr. Huang’s salary was adjusted from $230,000 to $235,000. The amounts shown here are total base salary paid in 2006.
(2) For Messrs Bastani, Shields, and Huang these awards represent both short-term and long-term awards: (a) short-term semi-annual incentive awards for first half and second half 2006 with one-year vesting, and (b) long-term incentive awards with three-year vesting.
(3) The dollar amounts in this column reflect the amounts recognized for financial statement reporting purposes for fiscal 2006 in accordance with FAS 123R.
(4) Represents Company-paid 401k match, medical, dental, life, short and long-term disability insurance premiums, executive supplemental medical plan, financial planning, and health allowances.
(5) Ron Rosenzweig is the Chairman of the Board of Directors. His compensation in 2006 consisted of an annual base salary of $100,000 and restricted stock grant of 10,000 shares.

GRANTS OF PLAN-BASED AWARDS TABLE FOR FISCAL YEAR END

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#) (3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of All Stock & Option Awards
		Thres-hold ($)	Target ($)	Max ($)	Thres-hold ($)	Target ($)	Max ($)

Bami Bastani	7/28/2006							59,000	2			$2,354,836
	12/18/2006							60,000	1	110,000	$8.84
	1/16/2007							60,000	1
	1/16/2007							31,628	2
Thomas Shields	7/28/2006							30,000	2			$1,085,587
	12/18/2006							26,600	1	48,800	$8.84
	1/16/2007							26,600	1
	1/16/2007							16,075	2
Charles Huang	7/28/2006							24,607	2			$825,056
	12/18/2006							19,500	1	35,800	$8.84
	1/16/2007							19,500	1
	1/16/2007							13,276	2
Ron Rosenzweig	1/31/2006							10,000	4	0	N/A	$66,400

(1) Restricted Stock awards made under the 2005 Plan with three year vesting.
(2) Awards of Restricted Stock for the first half 2006 and second half of 2006 made under the 2005 Plan with one year vesting.
(3) Stock Option Awards made under the 2005 Plan which vest ratably over a three year period.
(4) Restricted Stock grant with one year vesting

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table shows all outstanding equity awards held by the Named Executive Officers as of December 31, 2006.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock Held That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have not Vested ($)
Bami Bastani	490,000			$4.17	10/2/2008	457,620	$4,054,513
	150,000			$2.84	1/2/2013
	266,668			$7.27	2/6/2014
		110,000		$8.84	12/18/2016
Thomas Shields	45,000			$2.84	1/2/2013	197,367	$1,748,672
	121,251			$7.27	2/6/2014
		48,800		$8.84	12/18/2016
Charles Huang	67,500			$20.00	1/27/2007	147,713	$1,308,737
	67,500			$10.90	5/11/2008
	150,000			$5.33	10/30/2008
	30,000			$15.56	12/19/2010
	30,000			$13.59	10/29/2011
	58,000			$7.27	2/6/2014
		35,800		$8.84	12/18/2016
Ron Rosenzweig	17,250			$20.00	1/27/2007	10,000	$88,600
	37,500			$10.90	5/11/2008
	115,250			$4.17	10/21/2008
	15,000			$30.88	1/1/2010
	15,000			$15.94	1/2/2011
	15,000			$15.53	1/2/2012
	15,000			$2.84	1/2/2013
	30,000			$2.89	5/22/2013
	15,000			$6.21	1/2/2014

(1)	The dollar value of these awards is calculated by multiplying the number of shares or units by the fair market value of our Common Stock on December 29, 2006, $8.86.

OPTION EXERCISES AND STOCK VESTED

The following table shows all stock options exercised and the value realized upon exercise and all stock awards that vested and the value realized upon vesting by each Named Executive Officer during fiscal 2006.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Bami Bastani	35,000	$152,546	68,586	$395,259
Thomas Shields	0	$0	33,322	$190,101
Charles Huang	45,000	$285,030	26,690	$150,296
Ron Rosenzweig	0	$0	11,250	$68,963

(1)	Value realized is the difference between the exercise price and the market price upon the date of exercise of the underlying shares multiplied by the number of shares covered by the option.

(2)	Value realized is the fair market value of the shares on the date of vesting multiplied by the number of shares covered by the stock award.

Equity Compensation Plan Disclosure

The following table provides information as of December 31, 2006, about securities issued or authorized for future issuance under the Company’s equity compensation plans.

	A	B	C
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column A)
Equity Compensation Plans approved by security holders (1)	3,306,818	$8.34	2,110,821
Equity Compensation Plans not Approved by Security Holders (2)	2,361,011	$8.37	—
Total	5,667,829	—	2,110,821

(1)	These plans include the Company’s 1995 Long−Term Incentive and Share Award Plan for Officers and Directors, which terminated on February 28, 2005; the 2005 Plan; and the Employee Stock Purchase Plan.

(2)
For a description of the material provisions of the Company’s 1997 Long-Term Incentive and Share Award Plan, please refer to footnote 12 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

Other Benefits

Our executive officers are also eligible for other benefits that generally are similar to those available to all of our U.S.-based employees, including medical and post-retirement medical benefits, life and accident insurance, and a 401(k) plan matching contribution of up to 50% of an employee’s contribution. Our executive officers are also eligible for an annual physical exam. We do not provide any other perquisites to our executive officers that are not made available to other employees.

The following table generally illustrates the benefits and perquisites we do and do not provide and identifies those employees who may be eligible to receive them:

Plan	Executive Officers	Managers	Full-Time Employees
401(k)	X	X	X
Medical/Dental/Vision	X	X	X
Life & Disability Insurance (1) (2)	X	X	X
Employee Stock Purchase Plan	X	X	X
2005 Plan (3)	X	X	X
Change-In-Control & Severance Plan	X	_	_
Supplemental Executive Medical Plan (4)	X	_	_
Supplemental Early Retirement Plan	Not Offered	Not Offered	Not Offered
Employee Stock Ownership Plan	Not Offered	Not Offered	Not Offered
Defined Benefit Pension Plan	Not Offered	Not Offered	Not Offered
Employee Discounts	X	X	X
Financial Planning Allowance (5)	X	_	_
Automobile/Transportation Allowance (6)	_	_	X
Physical Fitness Allowance (7)	X	_	_
Country Club Memberships	Not Offered	Not Offered	Not Offered
Security Services	Not Offered	Not Offered	Not Offered
Dwellings for Personal Use	Not Offered	Not Offered	Not Offered

(1)
ANADIGICS provides Company-paid short-term disability insurance to eligible full-time employees with a bi-weekly benefit up to 100% of qualifying base salary. The amount of the Company-paid benefit may be reduced by state disability benefits, workers compensation payments, or Social Security payments.

(2)
ANADIGICS provides Company-paid long-term disability insurance which provides income replacement during a disability that has existed for at least six months of up to 60% of base salary with a maximum benefit of $10,000 monthly. The amount of benefits provided under this plan may be reduced by state disability benefits, workers compensation payments, or Social Security payments.

(3)	The Company provides for 2005 Plan which is available to all eligible employees.
(4)	ANADIGICS provides an executive supplemental medical plan to certain executives, which covers the expense for qualifying claims which have not been paid or reimbursed by the basic healthcare plans.
(5)
We provide our executive officers with a limited financial planning allowance via taxable reimbursements for financial planning services like financial advice, life insurance and tax preparation, which are focused on assisting executive employees in achieving the highest value from their compensation package.

(6)	In certain international locations some employees are provided an automobile/transportation allowance in accordance with local custom and competitive market practice.
(7)
It is our belief that executive positions are intrinsically very demanding and stressful. We believe that each executive’s good health and fitness is essential to him/her carrying out their responsibilities effectively. Therefore a physical fitness allowance is provided to each executive.

EMPLOYMENT CONTRACTS AND CHANGE OF CONTROL ARRANGEMENTS

Executive Employment Agreements

Chief Executive Officer Dr. Bami Bastani, President, Chief Executive Officer and member of the Board of Directors, entered into an employment agreement with the Company in September 1998, amended in 2005, pursuant to which he was to receive an annual base salary, bonus, stock options, restricted stock, and executive benefits based upon the Compensation and HR Committee's determination of the Company's success in meeting certain of the operational, strategic, and financial goals approved by the Board of Directors.

If the Company terminates Dr. Bastani without cause or Dr. Bastani terminates his employment for good reason or for any reason following a change in control, he shall be entitled to (A) an amount equal to 299% of the sum of (i) the highest annualized rate of his base salary in effect at any point during the twelve months preceding the date of termination of employment, plus (ii) his bonus at a target of 110% of the highest annualized rate of his base salary in effect at any point during the twelve months preceding the date of termination of employment, (B) health benefits for a maximum of twenty−four months, and (C) immediate vesting of (i) all stock options and (ii) all restricted stock granted prior to termination of employment. In exchange for these benefits, Dr. Bastani agreed (x) not to solicit employees to leave the Company for twenty−four months after termination of his employment and (y) not to solicit customers or interfere with Company suppliers for twelve months following termination of his employment.

Chief Financial Officer. The Company entered into an employment agreement in 2000, amended in 2005,with Thomas Shields, Executive Vice President and Chief Financial Officer. Under the terms of the agreement, as amended, if the Company terminates Mr. Shields without cause or in the event of a "Change of Control" which results in either the involuntary termination without "Cause" of his employment with the Company or Mr. Shields' voluntary resignation from the Company due to a reduction in the responsibilities and duties associated with his position, or reduction in compensation (base salary, plus bonus at target (without the prior express written consent of Mr. Shields)), he shall be entitled to (A) an amount equal to 250% of the sum of (i) the highest annualized rate of his base salary in effect at any point during the twelve months preceding the date of termination of employment, plus (ii) his bonus at a target of 110% of the highest annualized rate of his base salary in effect at any point during the twelve months preceding the date of termination of employment, (B) health benefits for a maximum of twelve months, and (C) immediate vesting of (i) all stock options and (ii) all restricted stock granted prior to termination of employment.

Chief Technical Officer. The Company entered into an employment agreement with Charles Huang, Executive Vice President and Chief Technical Officer in 2000, amended in 2005. The terms of the agreement provide that if the employee is terminated by the Company following a change in control or if the employee terminates employment with the Company as a result of a reduction in responsibilities and duties or a reduction in compensation following a change in control, the employee shall be entitled to receive (A) up to 12 months of base salary and bonus, (B) payment of the annual bonus (at 100% of target) prorated for the number of months worked, (C) health benefits for a maximum of 12 months, and (D) immediate vesting of all stock options and (E) executive outplacement services for six months.

Chairman of the Board. In June 1999, Ronald Rosenzweig, Chairman of the Board of Directors, entered into an employment agreement with the Company pursuant to which he was to receive an annual base salary, bonus, stock compensation, and executive benefits. The employment agreement, as amended, terminates on July 2, 2007. For the period from July 2, 2006 through July 2, 2007 his annualized base salary is $100,000.

If the Company terminates Mr. Rosenzweig without cause, he shall be entitled to (A) an amount equal to the sum of his then annual base salary plus his bonus, if any, earned during the immediately preceding calendar year, (B) health benefits for a maximum of twenty−four months, and (C) immediate vesting of all stock options and restricted stock awards.

In exchange for these benefits, each of these employees agreed (X) after termination of employment not to hire or solicit for hire the employees of the Company for 12 months, and (Y) to keep confidential information about the Company.

The following table shows the actual value transfer to each Named Executive Officer under various termination of employment scenarios (assuming the termination or death occurred on December 31, 2006):

Scenario	Bami Bastani	Thomas Shields	Charles Huang	Ron Rosenzweig
If retirement or voluntary resignation	$0	$0	$0	$0
If termination for cause	$0	$0	$0	$0
If termination without cause	$7,314,482 (1)	$3,112,269 (2)	$209,976 (3)	$126,336
Upon change-in-control	$7,314,482 (1)	$3,112,269 (2)	$516,475 (3)	$88,600 (4)
If death occurs	$0	$0	$0	$0

(1)	For Mr. Bastani, the payment includes accelerated vesting of restricted stock grants and stock options of $3,525,113.
(2)	For Mr. Shields, the payment includes accelerated vesting of restricted stock grants and stock options of $1,513,972.
(3)	For Mr. Huang, the payment includes accelerated vesting of stock options of $716.
(4)	For Mr. Rosenzweig, the payment includes accelerated vesting of restricted stock and stock options of $88,600.

Other Compensation Considerations

Under Section 162(m) of the Internal Revenue Code, we may not receive a federal income tax deduction for compensation paid to the CEO and the next four most highly compensated executive officers to the extent that any of these persons receives more than $1,000,000 in compensation in any one year. However, if we pay compensation that is “performance-based,” under Section 162(m) we can receive a federal income tax deduction for the compensation paid even if such compensation exceeds $1,000,000 in a single year. Our 1987 Employee Stock Purchase Plan and our 2005 Plan are shareholder-approved and qualify as performance-based plans; therefore, compensation realized in connection with exercises of options granted or the sale of shares purchased under these plans is exempt under the statute and is fully deductible on our federal income tax returns. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the compensation committee has not adopted a policy that all compensation must be deductible on our federal income tax returns.

No portion of the Compensation and HR Committee Report or the performance graph included below shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, through any general statement incorporating by reference in its entirety the Proxy Statement in which this report and the performance graph appear, except to the extent that the company specifically incorporates this report or a portion of it, or the performance graph by reference. In addition, neither this report nor the performance graph shall be deemed to be filed under with the Securities Act or the Exchange Act.

COMPENSATION AND HR COMMITTEE REPORT

We have reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management. Based on such review and discussions with management, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2006.

Lew Solomon, Chairman
Dennis Strigl, Member
Garry McGuire, Member

COMPENSATION AND HR COMMITTEE

The foregoing report of the Compensation and HR Committee is furnished and shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, unless specifically identified therein as incorporated therein by reference.

PERFORMANCE GRAPH

The following graph compares the cumulative total shareholder return on the Company’s Common Stock from December 31, 2001 through December 31, 2006 with the cumulative total return on the NASDAQ Stock Market Index and the Philadelphia Semiconductor Index, considered to be an index of the Company’s peer group, during the same period. The comparison assumes $100 was invested on December 31, 2001 in the Company’s Common Stock and in each of the foregoing indices and assumes reinvestment of dividends. The Company did not declare, nor did it pay any cash dividends during the comparison period. Notwithstanding any statement to the contrary in any of the Company’s previous or future filings with the Securities and Exchange Commission, the graph shall not be incorporated by reference into any such filings.

STOCKHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

If a stockholder of the Company wishes to have a proposal included in the Company’s proxy statement for the 2008 Annual Meeting of Stockholders, the proposal must be received at the Company’s principal executive offices by December 19, 2007 and must otherwise comply with rules promulgated by the Securities and Exchange Commission in order to be eligible for inclusion in the proxy material for the 2008 Annual Meeting. If a stockholder desires to bring business before the meeting which is not the subject of a proposal complying with the SEC proxy rule requirements for inclusion in the proxy statement, the stockholder must follow procedures outlined in the Company’s by−laws in order to personally present the proposal at the meeting. A copy of these procedures is available upon request from the Secretary of the Company.

One of the procedural requirements in the Company’s by−laws is timely notice in writing of the business that the stockholder proposes to bring before the meeting. Notice of business proposed to be brought before the 2008 Annual Meeting or notice of a proposed nomination to the Board must be received by the Secretary of the Company no later than January 18, 2008, to be presented at the meeting. If, however, the date of next year’s Annual Meeting is earlier than April 18, 2008, or later than June 17, 2008, the earliest date will be determined by the Board of Directors. Any such notice must provide the information required by the Company’s by−laws with respect to the stockholder making the proposal, the nominee (if any) and the other business to be considered (if any). Under rules promulgated by the Securities and Exchange Commission, the Company, acting through the persons named as proxies in the proxy materials for such meeting, may exercise discretionary voting authority with respect to any proposals that do not comply with the procedures described above. Proposals may be mailed to the Company, to the attention of the Secretary, 141 Mt. Bethel Road, Warren, NJ 07059.

OTHER MATTERS

The Board of Directors knows of no other business which will be presented at the meeting. If, however, other matters are properly presented, the persons named in the enclosed proxy will vote the shares represented thereby in accordance with their judgment on such matters.